EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268942) of our report dated March 16, 2023 included in this Annual Report on Form 10-K of 374Water Inc. and subsidiaries (the “Company”), relating to the consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022.

/s/ Cherry Bekaert LLP
Raleigh, North Carolina March 16, 2023